EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA)	Contact: Pin Pin Chau
FOR IMMEDIATE RELEASE	pchau@summitbk.com
770-454-0400

SUMMIT BANK CORPORATION ANNOUNCES QUARTERLY DIVIDEND

ATLANTA, Georgia (August 2, 2005) - Summit Bank Corporation (Nasdaq:SBGA) announced a quarterly dividend of $.10 per share payable to all shareholders of record on August 15, 2005, to be paid on August 25, 2005.

Summit recently announced quarterly earnings of $1.35 million for the second quarter of 2005 compared to $1.29 million for the same period in 2004. Earnings per share (diluted) for the second quarter of 2005 were $0.24 compared to $0.23 for the second quarter last year. Summit’s earnings resulted in a return on average shareholders’ equity of 15.58% in 2005 compared to 15.38% for the same three-month period of 2004. Total assets were $528.1 million at June 30, 2005, up from $505.8 million at June 30, 2004.

The Company’s wholly-owned subsidiary, The Summit National Bank, is an Atlanta-based community bank with full-service operations in the metropolitan areas of Atlanta, Georgia and the San Francisco Bay area of California, as well as a representative office in Shanghai, China. The Summit National Bank’s niche specialties include international trade finance, small business lending and service to various ethnic markets, including Asian-American, European-American and Latin-American businesses. Summit provides its diverse customer base with a multi-lingual staff proficient in many languages.

Summit Bank Corporation stock is listed on the Nasdaq National Market under the symbol SBGA.

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